EXHIBIT 23.2

CONSENT OF ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED

ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Titanium Group Limited:

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the consolidated financial statements of Titanium Group Limited for the years ended December 31, 2006, 2005 and 2004, in the Registration Statement on Amendment No. 2 to Form S-1 and related Prospectus of Titanium Group Limited for the registration of shares of its common stock.

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited

Zhong Yi (Hong Kong) C.P.A. Company Limited

October 10, 2007
Hong Kong, China

9th Fl., Chinachem Hollywood Centre, 1-13 Hollywood Rd., Central, Hong Kong
Tel: (852) 2573 2296             Fax: (852) 2384 2022